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         EXHIBIT 21 - INPHYNET MEDICAL MANAGEMENT INC. AND SUBSIDIARIES
                         SUBSIDIARIES OF THE REGISTRANT



InPhyNet Administrative Services, Inc., a Florida corporation


Rosendorf Margulies Borushok Shornbaum Radiology Associates of Hollywood, Inc., a Florida corporation


Paragon Contracting Services, Inc., a Florida corporation


EMSA Contracting Services, Inc., a Florida corporation


EMSA Correctional Care, Inc., a Florida corporation


InPhyNet Hospital Services, Inc., a Florida corporation


InPhyNet Government Services, Inc., a Florida corporation


InPhyNet Managed Care Contracting Services, Inc., a Florida corporation


IMBS, Inc., a Florida corporation





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